Exhibit 10.50

CONSULTANCY AGREEMENT

THIS AGREEMENT dated this 29th day of October, 2008

BETWEEN

(1)	Quaker Chemical Corporation whose registered office is at 901 Hector Street, One Quaker Park, Conshohocken, Pennsylvania, USA (the “Company”)

and

(2)	Mark Harris of Broughton House, Middle Lane, Balscote, Nr Banbury, Oxfordshire OX15 6JP (the “Employee”)

IT IS AGREED as follows:

1.	SERVICES

1.1	You will provide the Company and such Associated Company as the Company shall direct with such consultancy services in relation to the business of the Company or any Associated Company as are reasonably requested by the Company from time to time (“the Services”).

1.2	You shall primarily provide the Services from your home. You may also be required to travel throughout the UK and abroad when providing the Services, as is reasonably necessary to perform the requested Services.

1.3	You will provide the Services on such dates and times as we will agree between us, subject to a maximum of 10 days per month for the first three years of this Consultancy Agreement (“Monthly Maximum”). The Monthly Maximum may be exceeded by agreement between the parties, but with no obligation on either party to agree.

1.4	During the fourth and fifth years of the Consultancy Agreement, there will be no obligation on you to provide the Services for any minimum number of days.

1.5	You will provide the Services at a service level of high standard and which complies with prevailing standards of accepted business practices and ethics.

1.6	You will provide the Services personally and you may not assign or sub-contract the provision of the Services to any other person, firm or company without the prior written consent of the Company.

2.	PERIOD OF CONSULTANCY

The period of your consultancy with the Company will commence on 1 January 2009 and will continue until 31 December 2013, unless terminated earlier by either you or the Company, in accordance with Clause 9 below.

3.	FEES AND EXPENSES

3.1	Subject to the terms of Clause 4, the Company will pay you:

(a)	For the first year of the Consultancy Agreement, a monthly fee of £18,490;

(b)	For the second and third years of the Consultancy Agreement, a monthly fee of £10,500;

(c)	For the first, second and third years of the Consultancy Agreement, a fee of £600 per day for any additional days worked above the Monthly Maximum;

(d)	For the period commencing on 1 January 2012 and ending on 31 December 2013, a monthly sum of £4,500, payment to be made on the last day of each month; and

(e)	The annual sum of £40,000 in 2009, 2010 and 2011. The sums shall become due for payment on 1 July 2009, 1 July 2010 and 1 July 2011 respectively,

and in each case subject to you complying with your obligations at Clauses 3.3 and 3.4 below and subject to the remaining terms of this Agreement.

3.2	The Company will reimburse you for reasonable expenses properly incurred in providing the Services, subject both to your providing receipts or other supporting evidence of the expenditure consistent with the Company’s travel and entertainment policy.

3.3	During the first three years of the Consultancy Agreement, you must provide the Company on the last day of each month with an invoice (with such detail as reasonably required by the Company) for your fees and expenses (subject to Clause 3.2 above) due in respect of the Services supplied during the previous month. The Company agrees to pay such invoice within 14 days of it being received and approved by the Company.

3.4	The fees referred to above shall be exclusive of any Value Added Tax which may be payable. You shall, if applicable, notify the Company of your registration for VAT and provide VAT invoices in respect of the Services.

4.	CONDITIONS FOR PAYMENT

Your entitlement to each of the sums referred to in Clause 3.1 above is strictly conditional on the following, and no payment shall be due unless each of the conditions is satisfied:

4.1	you shall not have, in the period ending on the relevant due date for payment of the relevant sum, within the Prohibited Area and whether on your own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company or any Associated Company directly or indirectly (i) been employed or engaged in, or (ii) performed services in respect of, or (iii) been otherwise concerned with:

(a)	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company or any Associated Company during the twelve months immediately preceding the due date for payment of such sum;

(b)	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company or any Associated Company during the twelve months immediately preceding the due date for payment of such sum;

4.2	you shall not have, in the period ending on the relevant due date for payment of the relevant sum, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicited or, (ii) assisted in soliciting, or (iii) accepted, or (iv) facilitated the acceptance of, or (v) dealt with, in competition with the Company or any Associated Company, the custom or business of any person, company, business entity or other organisation who is on the due date for payment, or was in the 12 months prior to the due date for payment, a Customer or Prospective Customer;

4.3	you shall not have, in the period ending on the relevant due date for payment of the relevant sum either on your own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

(a)	(i) induced or (ii) solicited, or (iii) enticed or (iv) procured, any person to leave the Company’s or any Associated Company’s employment (as applicable);

(b)	been personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who was on the date of such involvement, employed by the Company or any Associated Company;

4.4	you shall not have, in the period ending on the relevant due date for payment of the relevant sum, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:

(a)	interfered with the supply of goods or services to the Company or any Associated Company from any supplier;

(b)	induced any supplier of goods or services to the Company or any Associated Company to cease or decline to supply such goods or services in the future;

4.5	you shall not have used for your own purposes, or those of any other person, firm, company or other organisation whatsoever, or disclosed to any person, firm, company or other organisation whatsoever any Confidential Information, as defined in Clause 8, or made any notes or taken any copies of any document or information stored in any form which relates to any matter within the scope of the Company’s or any Associated Company’s business or dealings, otherwise than for the benefit of the Company or any Associated Company.

5.	RELATIONSHIP WITH THE COMPANY

5.1	Your relationship with the Company shall be that of an independent contractor and at no time must you hold yourself out as being an officer, employee or agent of the Company or of any Associated Company.

5.2	Subject to your due compliance with the terms of this Agreement, you shall be free to provide services to or accept employment with any other person, firm, company or other organisation. However during the period of this Agreement you shall not (whether as shareholder, director, employee, contractor, partner, consultant, proprietor, agent or otherwise) without the prior written consent of the Company such consent not to be unreasonably withheld or delayed either directly or indirectly (i) be engaged by, or (ii) provide services to, or (iii) be or become involved in, any business which is in competition with any business carried on, or about to be carried on, at the relevant time by the Company or any Associated Company or which could otherwise have a prejudicial effect on any such business. This shall not prevent you from the holding of up to 5 per cent of any class of issued shares of any company listed on a recognised Stock Exchange.

5.3	You will be wholly responsible for all taxes, national insurance or other contributions which may be payable in respect of all of the sums payable to you by the Company. As a result, you agree to indemnify and hold the Company and all its Associated Companies harmless against all taxes (excluding VAT), national insurance or other contributions, costs, claims, penalties, interest, expenses or proceedings arising out of or in connection with such taxes and contributions. Notwithstanding the foregoing, the Company reserves the right to deduct from any payment to you, tax and national insurance contributions.

5.4	You shall provide to the Company at the times stated below, or on its reasonable request and on reasonable notice, satisfactory evidence that:

(a)	on the commencement of the period of your consultancy with the Company and at the end of each tax year thereafter whilst such period continues, you have registered with Her Majesty’s Revenue & Customs (“HMRC”) as self-employed, and are so regarded by HMRC as taxed on that basis; and

(b)	you have paid, by the due date, all tax and national insurance contributions in respect of any monies paid to you by the Company.

6.	INSURANCE

It is your responsibility to arrange, at your own cost, a policy of insurance to cover all claims or proceedings (and all associated costs, penalties and expenses whatsoever) instituted by any third party against the Company or any Associated Company which arise out of or are connected with any negligent, unlawful or defective provision of the Services by you.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	You agree to disclose promptly to the Company any idea, method, invention, discovery, design or other work which you, (whether alone or with others), create, produce or develop either in the course of providing the Services or which relate to or are capable of being used in those aspects of the business(es) of the Company or any Associated Company in relation to which you provide the Services, (referred to in this letter as the “Works”).

7.2	You agree that all intellectual property rights in any Works (including but not limited to trademarks, inventions, patents, designs and copyright) wherever in the world enforceable shall immediately vest in and remain the sole and exclusive property of the Company and, in consideration of the sum of £1 (receipt of which you acknowledge) you assign to the Company, with full title guarantee, all rights, title and interest in and to the same. You agree, at the Company’s request and cost, to take such actions and execute any document as is reasonably necessary to vest properly all such rights in the Company or, (where so directed by the Company), in its nominee and to secure all appropriate forms of protection for and defend and enforce such rights. You agree not to do anything which might prejudice the Company’s rights under this Clause 7.2.

7.3	You irrevocably and unconditionally waive all rights granted by the Copyright, Designs and Patents Act 1988 that may vest in you in connection with your authorship of any copyright works in the course of providing the Services, wherever in the world enforceable, including (without limitation) the right to be identified as the author of any such works and the right not to have such works altered.

7.4	The rights and obligations under this Clause 7 shall continue in full force and effect after the termination of your consultancy with the Company in respect of Works made during the period of such consultancy, and shall be binding on your successors.

8.	CONFIDENTIALITY

8.1	You shall neither during the period when you are providing the Services to the Company, nor at any time after the termination thereof, use for your own purposes, or those of any other person, firm, company or other organisation whatsoever, or disclose to any person, firm, company or other organisation whatsoever any Confidential Information, as defined in this Clause 8.

8.2	You will not at any time during the period when you are providing the Services to the Company make any notes or take any copies of any document or information stored in any form which relates to any matter within the scope of the Company’s or any Associated Company’s business or dealings, otherwise than for the benefit of the Company or any Associated Company. Such information shall remain the Company’s property at all times and must be returned to the Company on demand and, in any event, upon the termination of the consultancy. This includes any document (in any form) which you create in connection with your provision of the Services.

8.3	The obligations in this Clause 8 do not apply to any information or knowledge which may subsequently come into the public domain after the termination of your consultancy, other than by way of any unauthorised disclosure (whether by you or any third party).

8.4	For the purposes of this Clause 8 “Confidential Information” means:

any trade secrets or confidential information relating or belonging to the Company or any Associated Company, including but not limited to any such information relating to business plans or dealings, strategic plans, technical data, existing and potential projects, financial information dealings and plans, sales specifications or targets, customer lists or specifications, customers, business developments and plans, research plans or reports, sales or marketing programmes or policies or plans, price lists or pricing policies, employees or officers, source codes, computer systems, software, designs, formula, prototypes, past and proposed business dealings or transactions, product lines, services, research activities,, any Works, any document marked “confidential” (or a similar expression), or any information which you have been told is of a confidential nature or which you might reasonably expect the Company, or any Associated Company, would regard as confidential, or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers or any other persons.

9.	TERMINATION OF AGREEMENT

9.1	This Consultancy Agreement may be terminated by you on 60 days written notice.

9.2	The Company is entitled to terminate this Consultancy Agreement immediately, and at any time during the duration of this Consultancy Agreement without any entitlement to payment for the notice period referred to in Clause 9.1 if you:

(a)	commit a serious breach of any of your obligations to the Company (or to any Associated Company) including, without limitation, as provided for hereunder;

(b)	fail, or continue to fail, or refuse to provide the Services to the standards or time scales reasonably required by the Company;

(c)	act in any way which materially prejudices the interests of the Company or any Associated Company,

PROVIDED that the Company shall not exercise its rights under this Clause 9.2 unless either (i) the breach, failure, refusal or act is incapable of remedy, or (ii), it has served notice on you of the relevant breach, failure, refusal or act, and such breach, failure, refusal or act remains unremedied for 14 days after service of such notice. Upon termination of this Consultancy Agreement, the Company will be liable to pay you fees and expenses up to the date of termination. You may be required to provide the Company with an invoice for such amount if the Company so requests. In addition, you will be paid any further annual payments due under Clause 3.1(e), and, during the period commencing on the date of termination and ending on December 31 2013, a monthly allowance of £4,500 (in place of the monthly allowance referred to in Clauses 3.1 (b) and (d)), provided that payment of the annual payments and the monthly allowance shall be subject to compliance with the conditions in Clause 4. Other than as provided for by this clause 9.2, the Company cannot terminate this Consultancy Agreement.

9.3	On termination of this Consultancy Agreement, you must return to the Company all property belonging to the Company which is in your possession or under your control.

9.4	If you terminate this Agreement before 1 January 2010, you will be paid the monthly allowance of £12,489 until 1 January 2010 and thereafter, a monthly allowance £4,500 until December 31, 2013 plus amounts due under Clause 3.1(e), all subject to the conditions in Clause 4.

9.5	If you terminate this Agreement on or after 1 January 2010, you will be paid the monthly allowance of £4,500 until December 31, 2013 plus amounts due under Clause 3.1(e), all subject to the conditions in Clause 4.

9.6	You will comply with the terms of the Schedule.

10.	DEFINITIONS

10.1	For the purposes of this Agreement the following words and cognate expressions shall have the meanings set out below:

(a)	“Customer” means any person, firm, company or other organisation whatsoever to whom the Company or any Associated Company has supplied goods or services.

(b)	“Prohibited Area” means:

(i)	the United Kingdom, the United States, Brazil, Russia, India, China, South Africa, Japan,; and

(ii)	any other country whether in Europe or elsewhere in the world where, on the due date for payment of the relevant sum referred to in Clause 3, the Company develops, sells, supplies, manufactures or researches its products or services or where you are or should be reasonably aware that the Company intends within 3 months of the due date for payment of the relevant payment referred to in Clause 3 to develop, sell, supply or manufacture its products or services.

(c)	“Prospective Customer” means any person, firm, company or other organisation with whom the Company or an Associated Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company or an Associated Company.

(d)	“Associated Company” shall mean any person, firm, company or other organisation which:

(i)	the Company directly or indirectly controls; or

(ii)	which directly or indirectly controls the Company; or

(iii)	is directly or indirectly controlled by a third party, firm, company or other organisation which also directly or indirectly controls the Company; or

(iv)	of which the Company or any other Associated Company directly or indirectly owns or has a beneficial interest of 20% or more of the issued share capital or of its capital assets.

10.2	References to “the Company” and “Associated Company” shall include their successors in title or assigns from time to time.

11.	MISCELLANEOUS

11.1	The terms of this Consultancy Agreement shall be governed by English law and both you and the Company submit to the exclusive jurisdiction of the English courts.

11.2	This Consultancy Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Consultancy Agreement by executing a counterpart and this Consultancy Agreement shall not take effect until it has been executed by both parties.

11.3	This Consultancy Agreement constitutes the entire terms and conditions of your engagement by the Company (and any Associated Company).

SIGNED by or on behalf of the parties on the date first above written:

/s/ D. Jeffry Benoliel
For and on behalf of
QUAKER CHEMICAL CORPORATION

/s/ Mark Harris
MARK HARRIS

SCHEDULE

CONSULTANT’S POST TERMINATION COVENANTS

1.	NON-COMPETITION

You hereby agree that you shall not (without the consent in writing of the Board) for a period of twelve months immediately following the Termination Date within the Prohibited Area and whether on your own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:

1.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the twelve months immediately preceding the Termination Date;

1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the twelve months immediately preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of those products or services with which you were either personally concerned or for which you were responsible whilst engaged by the Company during the twelve months immediately preceding the Termination Date.

2.	NON-SOLICITATION OF CUSTOMERS

You hereby agree that you shall not for a period of twelve months immediately following the Termination Date whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer:-

2.1	with whom you had personal contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

2.2	for whom you were, in a client management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.	NON-SOLICITATION OF EMPLOYEES

You hereby agree that you will not for a period of twelve months immediately following the Termination Date either on your own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

3.1	(i) induce or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company’s or any Associated Company’s employment (as applicable);

3.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

4.	INTERFERENCE WITH SUPPLIERS

You hereby agree that you shall not, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for a period of twelve months immediately following the Termination Date and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods or services to the Company and/or its Associated Companies, for the duration of such contract or arrangement:

4.1	interfere with the supply of goods or services to the Company from any Supplier;

4.2	induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

5.	ASSOCIATED COMPANIES

5.1	The provisions of paragraphs 5.2 and 5.3 below shall only apply in respect of those Associated Companies (i) to whom you gave your services, or (ii) for whom you were responsible, or (iii) with whom you were otherwise concerned, in the twelve months immediately preceding the Termination Date.

5.2	Paragraphs 1, 2, 3, 4, and 6 in this Schedule shall apply as though references to the “Associated Company” were substituted for reference to the “Company”. The obligations undertaken by you pursuant to this Schedule shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

5.3	In relation to each Associated Company referred to in paragraphs 5.1 and 5.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. You agree that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis. If you fail, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by you to execute all such documents as are required to give effect to the foregoing, on your behalf.

6.	DEFINITIONS

For the purposes of this Schedule, the following words and cognate expressions shall have the meanings set out below:

6.1	“Board” means the Board of Directors of the Company.

6.2	“Company” and “Associated Company” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

6.3	“Company Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and with whom you had material contact or dealings in performing services to the Company or an Associated Company and:

(a)	who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); and/or

(b)	who was a member of the management team of the Company or any Associated Company (as applicable); and/or

(c)	who was a member of the Research & Development Department of the Company or any Associated Company (as applicable).

6.4	“Customer” means any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

6.5	“Prohibited Area” means:

(a)	the United Kingdom, United States, Brazil, Russia, India, China, South Africa, Japan,; and

(b)	any other country whether in Europe or elsewhere in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Employee has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date.

6.6	“Prospective Customer” means any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

6.7	“Supplier” means any person, company, business entity or other organisation whatsoever who:

(a)	has supplied goods or services to the Company during any part of the twelve months immediately preceding the Termination Date; or

(b)	has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date; or

(c)	as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that supplier and the Company.

6.8	“Termination Date” shall mean the earlier of (a) the date on which this Agreement terminates, and (b) 31 December 2013.